Exhibit 10.6
ACKNOWLEDGEMENT AND CONSENT
     In connection with that certain Omnibus Agreement, dated as of December 22, 2006, by and among Quest Resource Corporation (“QRC”), Quest Midstream GP, LLC, Bluestem Pipeline, LLC, and Quest Midstream Partners, L.P. (the “Agreement”), Quest Energy Partners, L.P. (the “Partnership”) hereby:
(a)	acknowledges and confirms that it has reviewed the terms and conditions of the Agreement;

(b)	acknowledges and confirms that it currently falls within the Agreement’s definitions of “Affiliate” and “QRC Entity”;

(c)	consents to be severally bound to, and comply with, the terms of the Agreement applicable to a QRC Entity, as long as it is considered an “Affiliate” and/or “QRC Entity” as defined in the Agreement.
Dated as of: November 15, 2007

QUEST ENERGY PARTNERS, L.P.

By: Quest Energy GP, LLC, its general partner

By:	/s/ Jerry D. Cash

Name:	Jerry D. Cash

Title:	Chief Executive Officer